Exhibit 1(n)

BLACKROCK PACIFIC FUND, INC.

ARTICLES OF AMENDMENT

BLACKROCK PACIFIC FUND, INC., a Maryland corporation (the “Corporation”), does hereby certify to the State Department of Assessments and Taxation of the State of Maryland that:

FIRST: That the charter of the Corporation (the “Charter”) is hereby amended by deleting Article II in its entirety and inserting in lieu thereof the following:

“ARTICLE II

NAME

The name of the Corporation is BLACKROCK ASIAN DRAGON FUND, INC. (the “Corporation”).”

SECOND: The amendments to the Charter that are effected by these Articles of Amendment have been approved by a majority of the entire board of directors of the Corporation and are limited to changes expressly authorized by Section 2-605(a)(1) of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

THIRD: The authorized stock of the Corporation has not been increased by these Articles of Amendment.

FOURTH: As amended hereby, the Charter shall remain in full force and effect.

FIFTH: These Articles of Amendment shall be effective as of the 31st day of October, 2017.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf on this 31st day of October, 2017, by the President and Chief Executive Officer of the Corporation who acknowledges that these Articles of Amendment are the act of the Corporation and that to the best of his knowledge, information and belief, and under penalties for perjury, the matters and facts set forth herein are true in all material respects.

WITNESS:	BLACKROCK PACIFIC FUND, INC.

/s/ Benjamin Archibald	/s/ John Perlowski
Name: Benjamin Archibald	Name: John Perlowski
Title: Secretary	Title: President and Chief Executive Officer

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